Exhibit 99.1

BlackRock Elects Gregg Lemkau to Board of Directors

NEW YORK – January 27, 2026 – The Board of Directors (“Board”) of BlackRock, Inc. (NYSE: BLK) has elected Gregg R. Lemkau, Co-Chief Executive Officer of BDT & MSD Partners, to the BlackRock Board. Mr. Lemkau joins the Board today as an independent director.

Laurence D. Fink, Chairman and CEO of BlackRock, said: “Gregg has positioned himself throughout his career as a trusted advisor and skilled investor with uniquely broad and deep expertise across markets and cycles. Throughout his career, Gregg has served as a long-term partner to entrepreneurs and some of the world’s largest, most complex organizations at their most critical junctures. His extensive financial, investment, and capital markets experience will be invaluable in helping BlackRock and the Board execute on its next phase of growth.”

BlackRock’s approach to board composition emphasizes the importance of deep industry expertise as well as unique perspectives from various sectors to support the firm’s future growth. With Mr. Lemkau’s election, BlackRock’s Board consists of 19 members, including 16 independent directors, with six new independent directors since 2020.

Gregg R. Lemkau

Gregg Lemkau is Co-Chief Executive Officer of BDT & MSD Partners, a merchant bank serving founders, family business owners, and strategic, long-term investors. He is also Chairman of DFO Management, the investment office of Dell Technologies founder Michael Dell and his family, and previously served as Chief Executive Officer of MSD Partners, a predecessor firm of BDT & MSD.

Prior to joining the firm, Gregg was Co-Head of the Investment Banking Division at Goldman Sachs and a member of the firm’s Management Committee. Over his 28-year tenure, he advised clients on transactions totaling more than $1 trillion in aggregate deal value while working in offices across the United States and Europe.

Gregg currently serves as Chair of the Board of Trustees at Dartmouth College, where he earned a B.A. in Government and Economics.

About BlackRock

BlackRock’s purpose is to help more and more people experience financial well-being. As a fiduciary to investors and a provider of financial technology, we help millions of people build savings that serve them throughout their lives by making investing easier and more affordable. For additional information on BlackRock, please visit www.blackrock.com/corporate.